Phunware Announces Wind Down of Lyte Technology’s Operations to Reinforce Core Mission

AUSTIN, TX, November 1, 2023 (ORIGINAL: GLOBE NEWSWIRE) – Phunware, Inc. (NASDAQ: PHUN) (the “Company”), the pioneer of patented Location Based SaaS solutions that offer the only fully integrated enterprise cloud platform for mobile that enables brands to engage, manage and monetize anyone anywhere, announced the wind down of operations of its subsidiary gaming PC Manufacturer, Lyte Technology (“Lyte”), commencing immediately, as part of its recent corporate announcement.

As previously communicated, the decision to wind down the operations of Lyte now follows an extensive and comprehensive assessment of various strategic alternatives available and may be followed by the disposition of remaining Lyte assets via a sale or otherwise.

“The choice to wind down Lyte operations follows an assessment of that business in the context of Phunware’s future direction,” said CEO Mike Snavely. “This transition is both a good financial decision in that it eliminates inventory carrying costs and operational staff expenses, reducing our cash burn by about $2MM annually. It’s also a demonstration that we’re fully invested in our enterprise software business, which has been the cornerstone of the company’s operational success. As I’ve previously indicated, our senior leadership team remains keen on elevating Phunware’s corporate profile by ensuring our resources are primarily utilized toward driving the ubiquitous adoption of Phunware technologies, both via direct and channel sales and via other strategies to monetize our IP.” Snavely concluded, “We thank Caleb Borgstrom and the Lyte Technologies team for their work over the past couple of years.”

About Phunware, Inc.
Everything You Need to Succeed on Mobile — Transforming Digital Human Experience

Phunware, Inc. (NASDAQ: PHUN), the pioneer of Location Based SaaS that offers the only fully integrated enterprise cloud platform for mobile that enables brands to engage, manage and monetize anyone anywhere. Phunware’s Software Development Kits (SDKs) include location-based services, mobile engagement, content management, messaging, advertising, loyalty (PhunCoin & PhunToken) and analytics, as well as a mobile application framework of pre-integrated iOS and Android software modules for building in-house or channel-based mobile application and vertical solutions. Phunware helps the world’s most respected brands create category-defining mobile experiences, with approximately one billion active devices touching its platform each month when operating at scale. For more information about how Phunware is transforming the way consumers and brands interact with mobile in the virtual and physical worlds, visit https://phunware.com and follow @phunware on all social media platforms.

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